EXHIBIT 29 (a)(ii)

DEAN HELLER
Secretary of State

DONALD J. REIS
Chief Deputy Secretary of State

CHARLES E. MOORE
Securities Administrator

SCOTT W. ANDERSON
Deputy Secretary for Commercial Recordings

PAMELA BISSELL CROWELL
Deputy Secretary for Elections

STATE OF NEVADA

(State Seal)

OFFICE OF THE
SECRETARY OF STATE

AGENT OF THE ISSUER REGISTRATION

DATE:  02/09/99

TO:   Thomas Cook
      3110 S. Valley View, Suite 105
      Las Vegas, NV  89102

FILE NUMBER:  R97-561
ISSUER:  BARRINGTON LABORATORIES, INC.

DATE OF FILING:  12/16/98

Please be advised that the registration statement of the above referenced issuer became effective in Nevada on 02/09/99.

Such registration does not constitute a finding by the administrator that any document filed under this Chapter 90 of the Nevada Revised Statutes is true, complete and/or not misleading. Further, the administrator has not passed upon t he merits or qualifications of, or recommended or given approval to, any person, security, or transaction. Any representation to the contrary is a violation of NRS 90.610 and is subject to criminal and/or civil penalties.

The Securities Division requests a copy of the final prospectus when available together with any other post-effective amendment required by Nevada securities laws and/or regulations. The effectiveness of this registration statement expires one (1) year from the date of effectiveness in Nevada unless terminated at an earlier date.

ADDITIONAL COMMENTS;

 <NONE>

Please address any inquiries to this office, at  (702) 486-2440.

Yours truly,

/s/ Robert L. Bevill for
-------------------------
EDWIN J APENBRINK
Director of Registration and Licensing

MAIN OFFICE:
101 N. Carson Street, Suite 3
Carson City, NV  89701-4786
Telephone (702) 687-5203
Fax (702) 687-3471

SECURITIES DIVISION:
555 E. Washington Avenue, Suite 5200
Las Vegas, NV  89101
Telephone (702) 486-2440
Fax (702) 486-2452

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